Exhibit 99.1

NEWS RELEASE

For more information, contact:

Wendy C. Waugaman, Chief Executive Officer
(515) 457-1824, wcwaugaman@american-equity.com

John M. Matovina, Chief Financial Officer
(515) 457-1813, jmatovina@american-equity.com

Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com

FOR IMMEDIATE RELEASE May 5, 2010	Debra J. Richardson, Executive Vice President (515) 273-3551, drichardson@american-equity.com

American Equity Reports First Quarter 2010 Operating Earnings of
$25.8 Million or $0.43 Per Diluted Common Share

WEST DES MOINES, Iowa (May 5, 2010) – American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of index and fixed rate annuities, today reported 2010 first quarter operating income1 of $25.8 million, or $0.43 per diluted common share, a 10% increase over 2009 first quarter operating income of $23.3 million, or $0.42 per diluted common share.   Performance highlights for the first quarter of 2010 include:

▪	Annuity sales (before coinsurance) increased 30% to $846.9 million compared to $653.1 million for the first quarter 2009.

▪	Invested assets at March 31, 2010 increased 26% to $16.5 billion compared to $13.1 billion at March 31, 2009.

▪	Investment spread on annuity liabilities reached a record 3.17% compared to 2.97% for the first quarter of 2009.

▪	Book value per share including accumulated other comprehensive income of $13.99 compared to $13.08 at December 31, 2009.

▪	American Equity held its 4th annual Million Dollar Producer Forum which was attended by 422 independent agents

Net income for the first quarter of 2010 was $14.9 million, compared to net income of $26.5 million for the same period in 2009.  Net income for the first quarter of 2010 was reduced by $13.3 million for the impact of fair value accounting for index annuity derivatives and embedded derivatives compared to an increase of $2.5 million for the same period in 2009. The change in the impact of this item during the first quarter of 2010 reflects a decline from the preceding quarter in the risk-adjusted discount rate utilized in the fair value measurement of index annuity embedded derivative liabilities as a result of the general narrowing of corporate credit spreads.

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1 In addition to net income, American Equity has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as an economic measure to evaluate its financial performance.  See accompanying tables for the reconciliation of net income to operating income and a description of reconciling items.

SALES MOMENTUM CONTINUES

The strong sales growth American Equity achieved in 2009 continued into the first quarter of 2010 with sales increasing 30% year over year.  The heightened demand for index and fixed rate annuities reflects continuing low interest rates on competing savings products as well as increased consumer aversion to market risk in the aftermath of the global financial crisis, particularly among retirees.  The principal protection and guaranteed income streams offered by index and fixed rate annuities have attained new prominence in retirement savings markets.

American Equity continues to receive recognition among its licensed, independent producers as the company which best meets agents overall needs in the annuity market.  Commented David J. Noble, Executive Chairman of the company:  “Our culture of service to agents and policyholders is our number one competitive advantage.  From inception, American Equity has relentlessly maintained superior standards of service, and we believe this focus will help boost our growth for many years to come.”

STRONG INVESTMENT SPREAD

American Equity achieved a record aggregate investment spread (defined as the yield on invested assets over the cost of money on annuity liabilities) of 3.17% in the first quarter of 2010 compared to 2.97% for the same period last year.  This improvement was due primarily to a reduction in the cost of money on index annuity liabilities to 2.91% compared to 3.31% for the first quarter of 2009.  The cost of money on index annuities includes: (i) the average crediting rates on amounts allocated by policyholders to fixed rate strategies within the products; (ii) the allocable cost of one year call options purchased to fund index linked interest on index strategies; (iii) the net hedging result for index linked interest on index strategies; and (iv) where applicable, minimum guaranteed interest credited.  During 2009 policyholders elected to transfer more funds than in prior years from an index strategy to the fixed rate strategy after contract anniversary dates when call options were purchased.  As a result, the company had excess options which expired with gains due to recent improvements in the level of equity market indexes, which reduced the cost of money on index annuities by approximately $4.9 million or 0.13%.

The average yield on invested assets for the first quarter of 2010 was 6.13% compared to 6.30% for the same period last year.  The yield for the first quarter of 2010 was impacted by a lag in reinvestment of proceeds from bonds called for redemption into new assets causing excess liquidity.  During the first quarter of 2010, $1.5 billion of bonds with an average yield of 6.35% were called, sold or prepaid, and the company’s average daily cash balance was $335 million.  Based on yields received for purchases of fixed maturity securities during this period (discussed below), the company estimates that approximately $4.9 million in net investment income was foregone in the first quarter of 2010 as a result of higher liquidity and that its average yield on invested assets for the first quarter of 2010 would have been 6.25% if such income had been earned in the quarter.

Fixed maturity securities aggregating $2.4 billion were purchased during the first quarter of 2010 at an average yield of 5.86%, reflecting the low levels of market rates currently available as well as a general tightening of credit spreads.  During this period the company also funded $45.3 million of new commercial mortgage loans at an average yield of 6.76%.

RISK BASED CAPITAL REMAINS WELL ABOVE TARGET

American Equity’s estimated risk based capital ratio (“RBC”) at March 31, 2010 was 359%, compared to 337% at December 31, 2009.  The company remains well capitalized through this period of increasing sales growth.  Present and projected RBC levels indicate that American Equity should be able to continue to fuel higher sales growth in 2010 and 2011 without a need for outside capital or additional reinsurance to maintain RBC targets.  The company remains opportunistic in its consideration of capital alternatives to support longer range growth.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties.  Statements such as “guidance,” “expect,” “anticipate,” “believe,” “goal,” “objective,” “target,” “may,” “should,” “estimate,” “projects,” or similar words as well as specific projections of future results qualify as forward-looking statements.  Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements.  There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations.  Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

CONFERENCE CALL

American Equity will hold a conference call to discuss first quarter 2010 earnings on Thursday, May 6, 2010, at 10 a.m. CDT.  The conference call will be webcast live on the Internet.  Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.  The call may also be accessed by telephone at 1-866-831-6162, passcode 89781533 (international callers, please dial 1-617-213-8852).   An audio replay will be available shortly after the call on AEL’s web site.  An audio replay will also be available via telephone through May 27, 2010 by calling 1-888-286-8010, passcode 83838032 (international callers will need to dial 1-617-801-6888).

ABOUT AMERICAN EQUITY

American Equity Investment life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate index annuities.  The company’s headquarters are located at 6000 Westown Parkway, West Des Moines, Iowa, 50266.  The mailing address of the company is:  P.O. Box 71216, Des Moines, Iowa 50325.

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American Equity Investment Life Holding Company

Net Income/Operating Income (Unaudited)

	Three Months Ended
	March 31,
	2010	2009
	(Dollars in thousands,
Revenues:	except per share data)
Traditional life and accident and health insurance premiums	$3,287	$3,486
Annuity product charges	15,518	15,051
Net investment income	242,910	220,654
Change in fair value of derivatives	82,015	(43,823)
Net realized gains on investments, excluding other than
temporary impairment ("OTTI") losses	9,903	760
OTTI losses on investments:
Total OTTI losses	(12,584)	(55,391)
Portion of OTTI losses recognized in other comprehensive income	9,361	41,953
Net OTTI losses recognized in operations	(3,223)	(13,438)
Total revenues	350,410	182,690

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	2,332	2,199
Interest sensitive and index product benefits	196,869	59,763
Amortization of deferred sales inducements	13,089	13,711
Change in fair value of embedded derivatives	63,875	14,183
Interest expense on notes payable	4,651	4,276
Interest expense on subordinated debentures	3,685	4,208
Interest expense on amounts due under repurchase agreements	-	242
Amortization of deferred policy acquisition costs	27,268	34,644
Other operating costs and expenses	15,985	14,464
Total benefits and expenses	327,754	147,690

Income before income taxes	22,656	35,000
Income tax expense	7,771	8,525
Net income	14,885	26,475
Net realized gains and net OTTI losses on investments, net of offsets	(2,369)	(678)
Net effect of derivatives and other index annuity, net of offsets	13,267	(2,465)

Operating income (a)	$25,783	$23,332

Earnings per common share	$0.26	$0.50
Earnings per common share - assuming dilution	$0.25	$0.48
Operating income per common share (a)	$0.44	$0.44
Operating income per common share - assuming dilution (a)	$0.43	$0.42

Weighted average common shares outstanding (in thousands):
Earnings per common share	58,225	52,965
Earnings per common share - assuming dilution	61,138	55,700

American Equity Investment Life Holding Company

Operating Income
Three months ended March 31, 2010 (Unaudited)

		Adjustments
			Derivative
		Realized	and Other	Operating
	As Reported	Gains	Index Annuity	Income (a)
	(Dollars in thousands, except per share data)
Reserves:
Traditional life and accident and health insurance premiums	$3,287	$-	$-	$3,287
Annuity product charges	15,518	-	-	15,518
Net investment income	242,910	-	-	242,910
Change in fair value of derivatives	82,015	-	(15,244)	66,771
Net realized gains on investments, excluding other than
temporary impairment ("OTTI") losses	9,903	(9,903)	-	-
Net OTTI losses recognized in operations	(3,223)	3,223	-	-
Total revenues	350,410	(6,680)	(15,244)	328,486

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	2,332	-	-	2,332
Interest sensitive and index product benefits	196,869	-	(1,585)	195,284
Amortization of deferred sales inducements	13,089	(1,260)	10,945	22,774
Change in fair value of embedded derivatives	63,875	-	(63,875)	-
Interest expense on notes payable	4,651	-	-	4,651
Interest expense on subordinated debentures	3,685	-	-	3,685
Amortization of deferred policy acquisition costs	27,268	(1,750)	18,657	44,175
Other operating costs and expenses	15,985	-	-	15,985
Total benefits and expenses	327,754	(3,010)	(35,858)	288,886

Income before income taxes	22,656	(3,670)	20,614	39,600
Income tax expense	7,771	(1,301)	7,347	13,817

Net income	$14,885	$(2,369)	$13,267	$25,783

Earnings per common share	$0.26			$0.44
Earnings per common share - assuming dilution	$0.25			$0.43

(a) In addition to net income, we have consistently utilized operating income, operating income per common share and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations and fair value changes in derivatives and embedded derivatives.
Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income provides information that may enhance an investor's understanding of our underlying results and profitability.